UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 2, 2010

Commission File Number: 0-53150

NACEL ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	20-4315791
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9375 E. Shea Blvd., Suite 100 Scottsdale, Arizona	85260
(Address of principal executive offices)	(Zip Code)

(602) 235-0355
(Registrant telephone including area code)

Check the appropriate item below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01 – Other Events.

In its Form 8-K filed on January 26, 2010, NACEL Energy Corporation (“NACEL Energy” or the “Company”) disclosed that it had submitted to American Electric Power Service Corporation (AEPSC), a comprehensive bid, with input of a tier-one wind turbine manufacturer, for the supply of 20 MW of renewable energy, from its Leila Lake wind project located in Donley County, Texas. The bid was submitted in connection with a Request for Proposals (RFP) for the provision of 1100 MW of new renewable energy to seven utility subsidiaries of AEP, including Southwestern Electric, which serves east Texas – the location of NACEL Energy’s Leila Lake project.

On March 2, 2010, the Company received written notification that its Leila Lake Project would not be considered in AEPSC’s evaluation process of wind projects capable of being on line by December 2011. With the Leila Lake project not being included in AEP’s 2011 evaluation process, the Company must re-evaluate the timetable for the development and completion process for the Leila Lake project. As a result of the foregoing and the time needed to fully evaluate and determine what course of action to take with respect to the Leila Lake project, the Company will likely shift its immediate focus and efforts to the development and completion of milestones relating to its other wind energy projects in Texas and Arizona.

The Company intends to pursue at a future date, the various FAA and other permits and requisite environmental studies pertinent to the Leila Lake project. Thereafter, the Company may request a power purchase agreement which provides payment based on variable prices for wind energy under the 1978 The Public Utility Regulatory Policies Act (PURPA). Alternatively, the Company may proceed with the aforementioned permitting and environmental studies efforts, but with the objective of seeking to have the Leila Lake project included for consideration in any subsequent AEP evaluation for projects capable of being on line after January 2012. There is no assurance that the Leila Lake project would be considered in any future evaluation and, in addition, selection for the short-list and post-bid negotiation is no assurance that a definitive power purchase agreement would be executed between AEP and the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NACEL ENERGY CORPORATION

Date: March 4, 2010	By: /s/ Paul Turner
Paul Turner, Chief Executive Officer